Exhibit 99.1

CH2M HILL Companies, Ltd.

CEO Quarterly Report

Third Quarter 2015

Forward-looking Statements

This report contains “forward-looking statements,” as that term is defined in U.S. Federal and certain foreign securities regulations, including information related to our anticipated future operational and financial results, business strategies, client market segment concerns, and growth opportunities.

Although CH2M’s management believes that its expectations are based on reasonable assumptions, these assumptions are subject to a wide range of economic, business, regulatory, technical, legal, and other unforeseen risks which may cause actual results to differ materially from those stated or implied by these forward-looking statements. This communication should be read in conjunction with all the other information included in our most current Prospectus and European Prospectus, which are filed with the U.S. Securities and Exchange Commission (SEC) and the U.K. Financial Conduct Authority (FCA), respectively, and, for our stockholders outside of the U.S. and the European Union, similar documents filed with local securities regulators, where required. You should also read our Annual Report on Form 10-K and quarterly reports on Form 10-Q, which include a list of factors that could cause actual operational and financial results to differ from those expected. For information about the price of CH2M stock, please view our most recent Form 8-K. All documents required to be filed with the SEC and other regulators are available via the stockholder information website at www.ch2mstockholder.com and on the SEC’s website at www.sec.gov.

Fellow stockholders,

One year has passed since we embarked on a course of restructuring and improvement to become a healthier company, with a differentiated strategy and improved performance. Today, we reported substantially stronger results for the third-quarter of 2015, earning $41 million in net income, or $1.16 per diluted share, on $1.37 billion in revenue. This marks a turnaround from last year’s third-quarter loss of ($131 million), or ($4.69) per share, on $1.42 billion in revenue.

We improved client-centered collaboration and operating efficiencies that drove a 22 percent increase in gross margin from new wins, or New Gross Margin In (NGMI), a leading indicator of near-term growth.

We also reduced selling, general and administrative (SG&A) expense by $39 million in the quarter; savings that will continue to factor favorably into our performance. We improved SG&A down to 16.1 percent of revenue from 18.2 percent last year. This measure shows how efficiently a company is applying its overhead resources, which is especially meaningful in the professional services sector.

The fact that we achieved such tremendous improvements this quarter despite a four-percent decline in revenue from the same period last year underscores two things:  First, it proves that our improved operating discipline and client-centric strategy are starting to place the company in a stronger, more secure leadership position. Second, it reflects the tenacity of our people, who managed through difficult-yet-necessary changes to get us here.

This quarter we strengthened our balance sheet, cash flows and credit capacity.  We finished the third quarter of 2015 with $155 million in cash and cash equivalents, while cutting total debt outstanding nearly in half, to $270 million. Comparatively, as of December 31, 2014, we had $131 million in cash and cash equivalents and $513 million in debt. That improvement reflects Apollo Global Management, LLC’s investment and our work to generate $70 million in cash from operations year-to-date, up from $27 million last year. And, under our current revolving credit facility, we have $555 million of available borrowing capacity, which provides greater flexibility for the company going forward.

Based on various factors including our improved operating results, our Board of Directors raised the value of CH2M common stock to a price of $67.87 effective November 2, 2015, a 22 percent increase over the previous valuation in August.

Importantly, we have more to do to continue our journey toward excellence. To strengthen our brand of client centricity, we are channeling our ability to bring the resources of the entire company to serve our clients and position CH2M as greater than the sum of our parts. We expect to earn more business on our most appreciable competitive strength— our best-in-class solutions that combine global expertise and innovation with local stakeholder knowledge.

We landed a number of competitive new wins this quarter, including a pilot project providing facility services to 12 manufacturing sites in North America for an industrial technologies conglomerate; government contracts with the Federal Emergency Management Agency, the Defense Threat Reduction Agency, the U.S. Agency for International Development, and the U.S. Navy CLEAN program; and a new phase on our Thames Tideway project in the U.K. We also won environmental and energy services contracts for Shell Oil in the Philippines, Thailand, and USA, and the Al Hosn Gas Development Program in the United Arab Emirates; and finally, transportation wins for the Regional Express Rail Metrolinx Program in Greater Toronto, Canada, and the Virginia Department of Transportation’s Transform 66 projects.

We therefore continue to forecast that we will achieve improved net income for 2015 that is more in line with profitable past performance, earned from revenue that is essentially the same as last year. We expect to mark 2015 as the year we restored the firm’s financial health, and positioned ourselves for future profitable growth.

With deep appreciation to our employees, the loyal clients we’re privileged to serve, and the stockholders who have entrusted us with their investment, I am pleased to report that your company stands stronger today, and with your continued support, the greatest potential of CH2M remains ahead.

Jacqueline Hinman, Chairman and CEO
CH2M HILL Companies, Ltd.

Third Quarter 2015 Financial Results

Commenting on the third-quarter results, CH2M’s Chief Financial Officer Gary McArthur said, “Our performance this quarter marks a turning point for CH2M, reflecting the fact that we’ve positioned the company well to continue to perform at a higher level, with a stronger balance sheet and greater flexibility to invest in our future.”

Among financial highlights in the third quarter:

New Gross Margin In (NGMI)

Gross margin from new wins increased 22% as compared with the prior year quarter, including some key wins that position us well for the future. Continued client focus and effort on driving growth in our core businesses are driving improved new win performance and higher capture rates.

Revenue

Third quarter revenue was $1.37 billion, a decrease of $57 million, or 4%, as compared with the same time frame in 2014. The decline was primarily due to reductions in revenue in our Environment & Nuclear segment of $60 million, or 13%, when compared with the same quarter in 2014 and in our Industrial & Urban Environments segment where revenue decreased $26 million, or 19%. Both declines were primarily due to lower volumes of work as compared with the same quarter in 2014. Revenue in our Oil, Gas & Chemicals segment also decreased by $25 million, or 11%, due to the general weakness in the energy sector, partially offset by an increase in revenue related to a large gas construction contract in Alaska.

Our Transportation segment revenue increased $14 million, or 6%, while our Water segment increased $12 million, or 4%. Revenue for our Power segment increased $29 million, or 89%. While we are in the process of exiting the Power fixed-price EPC segment, we are committed to completing the projects that are already under contract.

Year-to-date, revenue was $3.95 billion, decreasing by $151 million, or 4%, when compared with the same period in 2014, due to the same factors noted above.

Net Income

Net income in the third quarter of 2015 was $41 million as compared with a net loss of $131 million for the same quarter in 2014, an increase of $172 million. Third quarter 2014 results included two fixed-price EPC Power project losses totaling $64 million after-tax and a large fixed-price design build Transportation project loss of $23 million after-tax. There was no charge to operations for these Power or Transportation projects in the third quarter of 2015. Additionally, in 2014 we incurred impairment charges of $61 million after-tax related to assets acquired in prior acquisitions in our Power and Industrial & Urban Environments segments. The combination of no such charges in the third quarter of 2015 and lower selling, general and administrative expense as the result of our restructuring activities contributed to the increase in net income.

Excluding restructuring costs of $6 million after-tax and income from our Power business of $1 million after-tax, our net income for the quarter ended September 25, 2015, would have been $46 million.

Net income for the nine-month period ended September 25, 2015, was $81 million, an increase of $207 million as compared with the same period in 2014, in which we had a net loss of $126 million.

Operating Segments

Within the Power segment, operating income was $1 million in the third quarter of 2015 as compared with a loss of $226 million for the same period in 2014. As discussed above, the increase was due to two fixed-price EPC project losses and goodwill and intangible asset impairment charges in 2014.

Several other segments had improved performance in the third quarter of 2015 compared with the same quarter in 2014. In Transportation, operating income was $9 million compared with an operating loss of $34 million in 2014 primarily due to the fixed-price design build project loss of $39 million in the same period of 2014. In Industrial & Urban Environments, operating income was $2 million compared with an operating loss of $31 million in 2014 primarily due to a goodwill impairment charge of $28 million in the same period of 2014. In Oil, Gas & Chemicals, operating income was $13 million, an increase of $10 million. Cost reductions related to our restructuring activities further contributed to these improvements.

Partially offsetting these increases in operating income in the third quarter of 2015 as compared with the same period in 2014 was lower operating income from our Environment & Nuclear and Water segments. In Environment and Nuclear, operating income decreased $9 million, or 32%, due to decreased volume, and in Water, operating income decreased $3 million, or 13% due to a reduction in margin on the domestic portfolio of design-build projects, which was partially offset by cost reductions related to restructuring activities.

Cash and Liquidity

As of September 25, 2015, cash and cash equivalents totaled $155 million. Total debt outstanding was $270 million, and available capacity under our revolving credit facility was $555 million. We generated improved cash flow from operations of $70 million in the nine months ending September 25, 2015.

2015 Outlook

Consistent with prior projections, we expect 2015 revenue to be in the same range as 2014 with substantially improved net income more in line with profitable past performance as a result of the recent restructuring actions, improved operational efficiency, and the expectation that we will have fewer projects in a loss position in 2015.

Stock Price

Effective November 2, 2015, the Board of Directors valued the price of our common stock at $67.87 per share, an increase of 22% compared with the price of CH2M common stock that was set by the CH2M Board of Directors effective August 3, 2015.

The next trade date on CH2M’s internal market is December 3, 2015. Those eligible participants who wish to buy or sell CH2M common stock in their ownership accounts on this trade date will need to notify our broker, Neidiger, Tucker and Bruner, Inc. (“NTB”), no later than 5:00 p.m. MST November 13, 2015. All eligible participants will receive detailed information about the trade date and how to participate directly from NTB. Participants who wish to sell shares in their 401(k) account will need to notify Fidelity no later than 2:00 p.m. MST November 9, 2015.

Financial Highlights

Unaudited Consolidated Statements of Income (dollars in thousands, except per-share data):

	Three Months Ended		Nine Months Ended
	September 25,	September 30,	September 25,	September 30,
	2015	2014	2015	2014
Gross revenue	$1,365,877	$1,422,537	$3,953,911	$4,104,434
Equity in earnings of joint ventures and affiliated companies	14,890	11,909	36,908	47,086
Operating expenses:
Direct cost of services	(1,094,161)	(1,336,770)	(3,174,592)	(3,506,969)
Selling, general and administrative	(220,246)	(259,267)	(679,619)	(796,113)
Impairment losses on goodwill and intangibles	—	(73,312)	—	(73,312)
Operating income (loss)	66,360	(234,903)	136,608	(224,874)
Other income (expense):
Interest income	56	131	158	626
Interest expense	(3,041)	(4,792)	(11,421)	(11,547)
Income before provision for income taxes	63,375	(239,564)	125,345	(235,795)
(Provision) benefit for income taxes	(13,104)	25,827	(31,935)	25,339
Net income (loss)	50,271	(213,737)	93,410	(210,456)
Less: (income) loss attributable to noncontrolling interests	(9,060)	82,495	(12,423)	84,572
Net income (loss) attributable to CH2M	$41,211	$(131,242)	$80,987	$(125,884)
Net income (loss) attributable to CH2M per common share:
Basic	$1.42	$(4.69)	$2.87	$(4.43)
Diluted	$1.16	$(4.69)	$2.69	$(4.43)
Weighted average number of common shares:
Basic	27,139,832	27,973,502	27,281,219	28,429,394
Diluted	31,321,113	27,973,502	28,716,940	28,429,394

Financial Highlights (continued)

Results of Operations for the three months ended September 25, 2015 and September 30, 2014 (dollars in thousands):

	Three Months Ended
	September 25, 2015		September 30, 2014		Change
	Gross	Operating	Gross	Operating	Gross	Operating
($ in thousands)	Revenue	Income (Loss)	Revenue	Income (Loss)	Revenue	Income (Loss)
Environment and Nuclear	$422,049	$19,846	$482,369	$29,147	$(60,320)	$(9,301)
Industrial and Urban Environments	108,874	2,362	134,658	(31,018)	(25,784)	33,380
Oil, Gas and Chemicals	204,757	12,589	229,813	2,307	(25,056)	10,282
Transportation	251,228	8,837	237,297	(34,064)	13,931	42,901
Water	317,765	21,836	306,027	25,036	11,738	(3,200)
Power	61,204	890	32,373	(226,311)	28,831	227,201
Total	$1,365,877	$66,360	$1,422,537	$(234,903)	$(56,660)	$301,263

Results of Operations for the nine months ended September 25, 2015 and September 30, 2014 (dollars in thousands):

	Nine months ended
	September 25, 2015		September 30, 2014		Change
	Gross	Operating	Gross	Operating	Gross	Operating
($ in thousands)	Revenue	Income (Loss)	Revenue	Income (Loss)	Revenue	Income (Loss)
Environment and Nuclear	$1,177,552	$58,740	$1,254,177	$52,488	$(76,625)	$6,252
Industrial and Urban Environments	353,923	9,958	369,623	(44,408)	(15,700)	54,366
Oil, Gas and Chemicals	619,837	27,401	644,390	4,167	(24,553)	23,234
Transportation	726,901	(24,812)	715,550	(20,747)	11,351	(4,065)
Water	943,384	68,506	926,745	69,307	16,639	(801)
Power	132,314	(3,186)	193,949	(285,681)	(61,635)	282,495
Total	$3,953,911	$136,608	$4,104,434	$(224,874)	$(150,523)	$361,482

Stock Price Chart

Reconciliation of Non-GAAP Financial Measures and Regulation G Disclosure

To supplement our consolidated financial statements, which are presented in accordance with U.S. generally accepted accounting principles (GAAP), we provide additional measures of net income attributable to CH2M and net income per diluted common share attributable to CH2M adjusted to exclude or deduct certain costs, charges or expenses. CH2M management believes these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period. CH2M management also believes that these non-GAAP financial measures enhance the ability of investors to analyze CH2M’s business trends and to understand CH2M’s performance. Any analysis of non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP. A reconciliation of these non-GAAP financial measures with the most directly comparable financial measures calculated in accordance with GAAP follows:

	Quarter Ended September 25, 2015
	As Reported	Adjustment (A)	Non-GAAP
	(In millions, except per share amounts)
Revenue	$1,366	$(61)	$1,305
Net income attributable to CH2M	$41	$5	$46
Net income per diluted common share attributable to CH2M	$1.16	$0.14	$1.30

(A)                               Adjustments relate to 1) revenue from our Power business of $61 million, and 2) costs incurred in connection with activities resulting from our restructuring plan announced in the third quarter of 2014 and include after-tax restructuring charges of $6 million (or $0.18 per diluted share) and after-tax income from our Power business of $1 million (or $0.04 per diluted share).

	Quarter Ended September 30, 2014
	As Reported	Adjustment (A)	Non-GAAP
	(In millions, except per share amounts)
Revenue	$1,423	$(32)	$1,391
Net income (loss) attributable to CH2M	$(131)	$127	$(4)
Net income (loss) per diluted common share attributable to CH2M	$(4.69)	$4.53	$(0.16)

(A)                               Adjustments relate to 1) revenue from our Power business of $32 million, and 2) costs incurred in connection with activities resulting from our restructuring plan announced in the third quarter of 2014 and include after-tax restructuring charges of $2 million (or $0.08 per diluted share); after-tax charges of $61 million (or $2.18 per diluted share) from impairment charges on our goodwill and intangible assets in our Power and Industrial & Urban Environments segments; and after-tax losses from our Power business of $64 million (or $2.27 per diluted share).

Reconciliation of Non-GAAP Financial Measures and Regulation G Disclosure (continued)

	Nine Months Ended September 25, 2015
	As Reported	Adjustment (A)	Non-GAAP
	(In millions, except per share amounts)
Revenue	$3,954	$(132)	$3,822
Net income attributable to CH2M	$81	$17	$98
Net income per diluted common share attributable to CH2M	$2.69	$0.61	$3.30

(A)                               Adjustments relate to 1) revenue from our Power business of $132 million, and 2) costs incurred in connection with activities resulting from our restructuring plan announced in the third quarter of 2014 and include after-tax restructuring charges of $17 million (or $0.61 per diluted share).

	Nine Months Ended September 30, 2014
	As Reported	Adjustment	Non-GAAP
	(In millions, except per-share amounts)
Revenue	$4,104	$(193)	$3,911
Net income (loss) attributable to CH2M	$(126)	$156	$30
Net income (loss) per diluted common share attributable to CH2M	$(4.43)	$5.48	$1.05

(A)                               Adjustments relate to 1) revenue from our Power business of $193 million, and 2) costs incurred in connection with activities resulting from our restructuring plan announced in the third quarter of 2014 and include after-tax restructuring charges of $2 million (or $0.08 per diluted share); after-tax charges of $61 million (or $2.14 per diluted share) from impairment charges on our goodwill and intangible assets in our Power and Industrial & Urban Environments segments; and after-tax losses from our Power business of $93 million (or $3.26 per diluted share).